UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ) *

Graham Corporation
(Name of Issuer)

Common Shares
(Title of Class of Securities)

384556106
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[x] Rule 13d-1 (b)

	[ ] Rule 13d-1(c)

	[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

CUSIP No.384556106

1.
Names of Reporting Persons.

Brandes Investment Partners, L.P.

I.R.S. Identification Nos. of above persons (entities only).

33-0704072

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a) 0
(b) 0

3.
SEC Use Only

4.
Citizenship or Place of Organization

Delaware

Number of Shares Beneficially owned by Each
Reporting Person With:

5.
Sole Voting Power


6.
Shared Voting Power

342,485


7.
Sole Dispositive Power


8.
Shared Dispositive Power

764,485


9.
Aggregate Amount Beneficially Owned by Each Reporting Person

764,485


10.
Check if the Aggregate Amount in Row (9)
Excludes Certain
Shares (See Instructions)

0

11.
Percent of Class Represented by Amount in Row (9)

7.19 %

12.
Type of Reporting Person (See Instructions)

IA, PN

CUSIP No.384556106

1.
Names of Reporting Persons.

CO-GP, LLC

I.R.S. Identification Nos. of above persons (entities only).

73-1677697

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a) 0
(b) 0

3.
SEC Use Only

4.
Citizenship or Place of Organization

Delaware

Number of Shares Beneficially owned by Each
Reporting Person With:


5.
Sole Voting Power


6.
Shared Voting Power

342,485

7.
Sole Dispositive Power


8.
Shared Dispositive Power

764,485


9.
Aggregate Amount Beneficially Owned by Each Reporting Person

764,485 shares are deemed to be
beneficially owned by CO-GP, LLC
as a control person of the
investment adviser.  CO-GP, LLC
disclaims any direct ownership
of the shares reported in this
Schedule 13G, except for an
amount that is substantially
less than one per cent of the
number of shares reported
herein.

10.
Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

0


11.
Percent of Class Represented by Amount in Row (9)

7.19 %


12.
Type of Reporting Person (See Instructions)

CO, OO (Control Person)


CUSIP No. 384556106

1.
Names of Reporting Persons.

Brandes Worldwide Holdings, L.P.

I.R.S. Identification Nos. of above persons (entities only).

33-0836630

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a) 0
(b) 0

3.
SEC Use Only

4.
Citizenship or Place of Organization

Delaware

Number of Shares Beneficially owned by Each
Reporting Person With:


5.
Sole Voting Power


6.
Shared Voting Power

342,485

7.
Sole Dispositive Power

8.
Shared Dispositive Power

764,485

9.
Aggregate Amount Beneficially Owned by Each Reporting Person

764,485 shares are deemed to be
beneficially owned by Brandes
Worldwide Holdings, L.P., as a
control person of the
investment adviser.  Brandes
Worldwide Holdings, L.P.
disclaims any direct ownership
of the shares reported in this
Schedule 13G.

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions)

0

11.
Percent of Class Represented by Amount in Row (9)

7.19 %

12.
Type of Reporting Person (See Instructions)

PN, OO (Control Person)

CUSIP No.384556106

1.
Names of Reporting Persons.

Glenn Carlson

I.R.S. Identification Nos. of above persons (entities only).

2.
Check the Appropriate Box if a Member of a Group (See Instructions)

(a) 0
(b) 0

3.
SEC Use Only

4.
Citizenship or Place of Organization

USA

Number of Shares Beneficially owned by Each
Reporting Person With:


5.
Sole Voting Power


6.
Shared Voting Power

342,485

7.
Sole Dispositive Power


8.
Shared Dispositive
Power

764,485

9.
Aggregate Amount Beneficially Owned by Each Reporting Person

764,485 shares are deemed to be
beneficially owned by Glenn
Carlson, a control person of
the investment adviser.  Mr.
Carlson disclaims any direct
ownership of the shares
reported in Schedule 13G,
except for the amount that is
substantially less than one per
cent of the number of shares
reported herein.

10.
Check if the Aggregate Amount in Row (9)
Excludes Certain
Shares (See Instructions)

0


11.
Percent of Class Represented by Amount in Row (9)

7.19 %

12.
Type of Reporting Person (See Instructions)

IN, OO (Control Person)

Item 1(a)	Name of Issuer:
Graham Corporation

Item 1(b)	Address of Issuers Principal Executive
Offices:
20 Florence Avenue
Batavia, NY 14020

Item 2(a)	Name of Person Filing:
(i)	Brandes Investment Partners, L.P.
(ii)	CO-GP, LLC.
(iii)	Brandes Worldwide Holdings, L.P.
(iv)	Glenn Carlson

Item 2(b)	Address of Principal Business office
or, if None, Residence:
(i)	4275 Executive Square, 5th Floor, La
Jolla, CA 92037
(ii)	4275 Executive Square, 5th Floor, La
Jolla, CA 92037
(iii)	4275 Executive Square, 5th Floor,
La Jolla, CA 92037
(iv)	4275 Executive Square, 5th Floor, La
Jolla, CA 92037

Item 2(c)	Citizenship
(i)	Delaware
(ii)	Delaware
(iii)	Delaware
(iv)	USA

Item 2(d)	Title of Class Securities:
Common Shares

Item 2(e)	CUSIP Number: 384556106

Item 3.	If this statement is filed pursuant to
240.13d-1(b), or 240.13d-2(b) or (c), check
whether the person filing is a:
(a)	[x]	Broker or dealer registered under
section 15 of the Act (15 U.S.C.
78o).
(b)	[x]	Bank as defined in section 3(a)(6)
of the Act (15 U.S.C. 78c).
(c)	[x]	Insurance company as defined in
section 3(a)(19) of the Act (15
U.S.C. 78c).
(d)	[x]	Investment company registered under
section 8 of the Investment Company
Act (15 U.S.C. 80a-8).
(e)	[x]	An investment adviser in accordance
with  240.13d-1(b)(1)(ii)(E).
(f)	[x]	An employee benefit plan or
endowment fund in accordance with
240.13d-1(b)(ii)(F).
(g)	[x]	A parent holding company or control
person in accordance with  240.13d-
1(b)(1)(ii)(G).
(h)	[x]	A savings association as defined in
Section 3(b) of the Federal Deposit
Insurance Act (12 U.S.C. 1813).
(i)	[x]	A church plan that is excluded from
the definition of an investment
company under section 3(c)(14) of
the Investment Company Act of 1940
(15 U.S.C. 80a-3).
(j)	[x]	Group, in accordance with  240.13d-
1(b)(1)(ii)(J).

This statement is filed by Brandes
Investment Partners, L.P., an investment adviser registered under the Investment
Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.	Ownership:
(a)	Amount Beneficially Owned:	764,485
(b)	Percent of Class:	7.19 %
(c)	Number of shares as to which the joint
filers have:
(i)	sole power to vote or to direct
the vote:	     0
(ii)	shared power to vote or to direct
the vote:	342,485
(iii)	sole power to dispose or to
direct the disposition of:
0
(iv)	shared power to dispose or to
direct the disposition of:    764,485

Item 5.	Ownership of Five Percent or Less of a
Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following ?. N/A

Item 6.	Ownership of More than Five Percent on
Behalf of Another Person.
N/A

Item 7.	Identification and Classification of the
Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding
Company.

				N/A

Item 8.	Identification and Classification of
Members of the Group.

				See Exhibit A
Item 9.	Notice of Dissolution of Group.
				N/A

Item 10.	Certification:
(a)	The following certification shall be
included if the statement is filed
pursuant to  240.13d-1(b):

By signing below I certify that, to
the best of my knowledge and belief,
the securities referred to above were
acquired and held in the ordinary
course of business and were not
acquired and are not held for the
purpose of or with the effect of
changing or influencing the control of
the issuer of the securities and were
not acquired and are not held in
connection with or as a participant in
any transaction having that purpose or
effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2022
BRANDES INVESTMENT
PARTNERS, L.P.

By: /s/ Glenn Carlson
	Glenn Carlson, General Partner
	CO-GP, LLC its General Partner

CO-GP, LLC

By:  /s/ Glenn Carlson
	Glenn Carlson, General Partner

BRANDES WORLDWIDE HOLDINGS, L.P.
..
By:  /s/ Glenn Carlson
	Glenn Carlson of CO-GP, LLC its General Partner

By:  /s/ Glenn Carlson
	Glenn Carlson, Control Person

EXHIBIT A

Identification and Classification of Members of the Group


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-
1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

Name: Brandes Investment Partners, L.P. (the Investment Adviser)
Classification: Investment adviser registered under
Investment Advisers Act of 1940

Name: Co-GP, LLC
Classification: A control person of the Investment Adviser

Name:Brandes Worldwide Holdings, L.P.
ClaSSIFICATION: A control person of the Investment Adviser

Name: Glenn Carlson
Classification: A control person of the Investment Adviser

EXHIBIT B

Joint Filing Agreement Pursuant to Rule 13d-1


This agreement is made pursuant to Rule 13d-
1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the Act) by and among the parties listed below, each referred to herein as a Joint Filer. The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on
Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated:  February 4, 2022

BRANDES INVESTMENT
PARTNERS, L.P.

By: 	/s/ Glenn Carlson
	Glenn Carlson, General Partner of Co-GP, LLC.

Co-GP, LLC.
By: 	/s/ Glenn Carlson
	Glenn Carlson, General Partner

EXHIBIT C

Disclaimer of Beneficial Ownership

Co-GP, LLC, Brandes Worldwide Holdings, L.P., Glenn
Carlson, and Jeff Busby disclaim beneficial interest as to the shares referenced above, except for an amount equal to substantially less than one percent of the shares reported on this Schedule 13D. None of these entities or individuals holds the above-referenced shares for its/his own account except on a de minimis basis.


/s/Glenn Carlson
Glenn Carlson

/s/Jeff Busby
Jeff Busby